Exhibit 10.11

August 5, 2004

Fred Ball

On behalf of BigBand Networks, Inc. (the “Company”), I am delighted to offer you the position of Chief Financial Officer (CFO) pending satisfactory reference verification. You will be an Officer and Senior Vice President of the Company, reporting directly to the Chief Executive Officer.

As CFO, you shall be paid a monthly Base Salary of $16,666. per month ($200,000. on an annualized basis), subject to applicable withholding, in accordance with BigBand Networks’ normal payroll procedures. You shall have the opportunity to earn a Performance Bonus of $50,000 at your 6 month anniversary of employment based upon successful achievement against criteria established within 30 days of your start date employment. This Performance Bonus shall be based upon the achievement of fiscal and performance-based objectives (the “Objectives”) as agreed to by the Executive Team and Board of Directors.

Upon approval by the Board of Directors, you shall be granted a stock option to purchase 2,100,000 shares of Common Stock of BigBand Networks, Inc. (the “Options”). The exercise price of the Options shall be the fair market value as determined by the Board of Directors at the time of the grant. The options shall vest over a four-year period with 12.5 percent of the shares vesting upon the date 6 months from employment start-date. The remainder shall vest monthly over the next three and a half years at 1/42 per month. The options are subject to assignment in accordance with the Company’s Stock Option Plan. The Options shall be subject to the terms of the BigBand Networks Inc.’s Corporate Stock Option Plan and the standard option agreements provided pursuant to the plan.

Due to the critical nature of the position you will serve, you are entitled to receive accelerated vesting of your stock options in the event of a change of control of the Company subject to a “double trigger”. You will receive one of either: 50% vesting of your then remaining unvested shares OR12 months acceleration of unvested shares, whichever is greater, subject to you being terminated or constructively terminated by the new controlling party within six months of the change of control (“Double Trigger”).

If your employment is terminated for any reason other than “for cause” as defined below, you will be eligible to receive a severance benefit in an amount equal to six months of your annual base salary as of the date of termination. In addition, he company will continue to provide the benefits plans being offered to other executives as of the date of termination for another six months. “For cause” shall be defined as a serious violation of any company policy or engaging in criminal conduct.

You shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, in effect from time to time. In addition, you shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

To indicate your acceptance of the Company’s offer, please sign and date this letter below and return it to me. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement signed by a representative of the Company and by you.

Your start date will be August 15, 2004. You will be eligible for 3 weeks of Paid Time Off (PTO) per year through your first three years of service, increasing beyond that according to BigBand’s Paid Time Off (PTO) Program. PTO includes both vacation and sick days.

Fred, I am thrilled about the opportunity for us to work together and build the company that will drive our industry. I know that you will be invaluable to the success of the BigBand team. We can’t wait to have you officially join the team.

This offer expires Wednesday, August 11th, 2004 at 8:00 p.m. PST.

Sincerely,

Amir Bassan-Eskenazi

CEO, BigBand Networks

/s/ Fred Ball
Acceptance Fred Ball	Date

BigBand Networks, Inc. 475 Broadway Redwood City, CA 94063 (tel): 650-995-5000 (fax): 650-995-0060 www.bigbandnet.com

Dear Fred,

As agreed with you at the date of you employment, I provide you with the following amendment to your offer letter.

Additional Payment:

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other Company plan, agreement or arrangement (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Executive within ninety (90) days of the date the Executive becomes subject to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of

(1) any Excise Tax on the Payments and (2) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

Any other payments or benefits received or to be received by the Executive in connection with transactions contemplated by a Change in Control event or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision, and all “excess parachute payments” within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of the Company’s independent auditors such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or are otherwise not subject to the Excise Tax.

The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G after applying paragraph (b)(l) above.

The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) In the event that the Excise Tax is determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(e) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

Sincerely

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi
President and CEO
BigBand Networks